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FMC Corporation Pierre Brondeau President, CEO Chairman of the Board 2929 Walnut Street Philadelphia, Pennsylvania 19104 USA 215.299.6000 fmc.com

April 10, 2017

Dear FMC Shareholder,

I would like to address you directly regarding FMC’s Advisory Vote on Executive Compensation at the 2017 shareholder meeting. Despite the significant changes we made to our programs after last year’s vote, both ISS and Glass Lewis have again recommended a vote against FMC’s programs.

As you are aware, since 2015 FMC has been operating in a difficult industry environment, with cyclically lower demand, made more complex by macroeconomic uncertainty, especially in the areas of foreign exchange and interest rates. FMC took decisive actions to operate in this environment with a focus of preserving and ultimately increasing shareholder value. For example, although the collapse of the Brazilian Real in Q3 2015 caused our EBIT to fall by over $290 million, we recovered around a half of it via aggressive price actions, and we continued to recapture that price loss in Brazil through pricing actions in 2016. We saw our working capital increase significantly at the same time, as weakness in the Brazilian economy saw significantly reduced access to finance by our customers. A series of very specific actions has seen a significant reduction in capital tied up in working capital in the last eighteen months. And actions we took to simplify our portfolio and reduce low margin third party sales saw our operating margins climb back to historical levels in the region by the end of 2016.

In Lithium, we focused aggressively on building our downstream portfolio in Lithium, recognizing our competitive advantage in areas such as Lithium Hydroxide and Butyllithium, while minimizing our capital spending through innovative modular expansions in Hydroxide facilities in China. Combined with continued growth in demand, we have seen our segment earnings climb from a low of $23mm in 2015 to an expected 2017 earnings of $90-$110mm.

And at the end of March 2017 we announced the acquisition of a significant portion of DuPont’s crop protection business, as well as the sale of our Health & Nutrition business, two transactions that have significantly reshaped our portfolio and strengthened our Ag Solutions business, both in the near and long term.

Both the environment we operated in and the actions we took were reflected in how we have constructed our Executive Compensation programs. From aligning targets for earnings AND cash flow, to setting of personal objectives, our short-term programs are designed to give Company the flexibility it needs to align management incentives to the areas that create the most shareholder value. And our long-term programs clearly align management and shareholders, using a mix of restricted shares, options and performance shares to appropriately align management incentives with those of shareholders, namely both near and long term shareholder value creation.

These actions have led to the creation of significant shareholder value in an extremely complex operating environment. FMC’s stock has climbed from a low of $32.93 in September 2015 to over $75 at the close of business on April 7, 2017. This represents nearly a 130% increase in just over 18 months. Total shareholder return in 2016 was 57% and so far in 2017 it is over 25%.

In our view, ISS and Glass Lewis have failed to account for these matters in reaching their recommendations, instead focusing on narrow measures of shareholder return and incidental aspects of the incentive programs and executive awards.

We sincerely hope you will consider these factors while considering how you vote at FMC’s shareholder meeting, and particularly on the Advisory Vote on Executive Compensation.

Sincerely,

Pierre Brondeau

FMC Chairman, President and CEO